Exhibit 10.1

F.N.B. CORPORATION

RESTRICTED STOCK AGREEMENT
(Pursuant to 2007 Incentive Compensation Plan)

This Restricted Stock Award Agreement (the “Agreement”) is made and entered into effective as of December 19, 2012 (the “Award Date”) between F.N.B. CORPORATION, a Florida corporation (the “Company”), and Vincent J. Delie, Jr. (the “Executive”).

W I T N E S S E T H T H A T:

WHEREAS, at a meeting of the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) held on the Award Date, the Committee, pursuant to the F.N.B. Corporation 2007 Incentive Compensation Plan, as amended (the “Plan”), awarded to the Executive shares of the Company’s Common stock, par value $0.01 per share (the “Stock”);

WHEREAS, the terms of the Plan are incorporated herein by reference, including the definitions of terms contained in the Plan and unless otherwise specified herein or the context indicates differently, all references in this Agreement to the “Company” and its direct and indirect subsidiaries and Affiliates; and

WHEREAS, the preamble recitals to this Agreement are incorporated into and made part of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, each of the parties covenants and agrees as follows:

1. Award of Restricted Stock. Subject to the terms and conditions of the Plan and this Agreement, the Company, pursuant to the Plan, which is incorporated herein by reference thereto and made a part hereof as though set forth in full herein (refer to Section 5 herein for a copy of the Plan), hereby confirms the award to the Executive, on the date first written above, of an aggregate of 45,621 shares of Stock (the “Shares”).

2. Terms and Conditions. The award of Shares to the Executive is subject to the following terms and conditions:

(a) Vesting and Forfeiture. The Executive’s right to the Shares will vest (together with all dividends and/or shares of stock purchased on account of such Shares under the Company Dividend Reinvestment and Voluntary Stock Purchase Plan (“DRP”)) and the Shares will become freely transferable in accordance with the vesting schedule set forth below, provided, the Executive has been continuously employed by the Company from the Award Date through the Vesting Period set forth below, or upon accelerated vesting of the Shares pursuant to Section 2(b), (c) and (d) hereof. For purposes of this Agreement, the period between the Award Date and the final Vesting Date on January 16, 2016, shall be referred to as the “Vesting Period.”

Vesting Date Percent (%) of Shares Vested

1. December 19, 2012 25%

2. January 16, 2014 50%

3. January 16, 2015 75%

4. January 16, 2016 100%

(b) Termination of Employment; Accelerated Vesting; and Forfeiture of Shares.

(1)	All restrictions placed upon Executive’s Shares shall lapse and the Shares shall automatically vest immediately in the event Executive’s employment with Company (or the Affiliate by which the Executive is employed) is terminated during the Vesting Period by reason of the:

a.	Executive’s death; or

b.	Executive becomes a “Disabled Participant,” as that term is defined in the Plan; or

c.	“Change in Control” of Company as that term is defined in the Plan.

(2)	Upon the effective date of the termination of Executive’s employment with the Company (or the Affiliate that employs the Executive), other than as set forth in Section (d)(1) above, all Shares subject to a risk of forfeiture (together with all dividends and/or shares of stock purchased under the DRP on account of such Shares) immediately shall be forfeited and returned to the Company by the administrator of the DRP without consideration or further action being required of the Company.

(c) Enrollment of Shares in DRP. All Shares shall be enrolled in the Executive’s name in the Company’s DRP and must remain enrolled in the DRP throughout the Vesting Period applicable to such Shares. On the date on which the transfer restrictions on any Shares lapse, the Company shall notify the DRP Administrator as to the name of the Executive and the number of the Executive’s Shares as to which the restrictions have lapsed. The Executive shall be entitled to exercise all rights to the unrestricted Shares, including the right to withdraw such Shares from the DRP, in accordance with the terms of the DRP. On the Vesting Date the Company shall require Executive to remit to the Company an amount sufficient to satisfy any tax withholding requirements prior to the delivery or sale of any certificate for the unrestricted Shares, or the Company shall withhold an appropriate amount from the unrestricted Shares to be delivered or sold sufficient to satisfy all or a portion of such tax withholding requirements.

(d) Voting and Dividend Rights. The Executive shall have full voting rights with respect to all Shares, including the Shares that have not yet vested, unless and until such Shares are forfeited to the Company. In addition, the Executive shall have full cash and stock dividend rights with respect to all Shares; provided that (i) all such dividends or other distributions as to Shares enrolled in the DRP shall be credited to the Executive’s account in the DRP and, in the case of cash dividends, used to purchase shares of Stock pursuant to the DRP; and (ii) all Shares credited to the Executive as a result of such cash or stock dividends shall be subject to the same restrictions on transferability and the same risk of forfeiture as the Shares that are the basis for the dividend.

(e) Transfer Restrictions. The Executive may not transfer any Shares awarded hereunder during the Vesting Period applicable to such Shares, that is, until the Executive’s right to such Shares has vested and such Shares are no longer subject to a risk of forfeiture. The Executive may, from time to time, name any beneficiary or beneficiaries to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the Executive, shall be in a form prescribed by the Committee and will be effective only when filed by the Executive in writing with the Company during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Executive’s death shall be paid to his or her estate, subject to the terms of the Plan.

(f) No Right to Continued Employment. This Agreement shall not confer upon the Executive any right with respect to continuance of employment by the Company or an Affiliate,

or shall it interfere in any way with the right of his/her employer to terminate his/her employment at any time.

(g) Compliance With Laws and Regulations. The award of Shares evidenced hereby shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of stock prior to (i) the listing of such shares on any stock exchange on which the Stock may then be listed and (ii) the effectiveness of any registration statement with respect to such shares that counsel for the Company deems necessary or appropriate.

(h) Plan Clawback Provision. Nothing in this Agreement will limit the Company’s rights pursuant to Section 12.14 of the Plan and the Shares subject to this Award will be subject to recoupment by the Company pursuant to the F.N.B. Corporation Compensation Recoupment Policy.

3. Investment Representation. The Committee may require the Executive to furnish to the Company, prior to the issuance of any Shares, an agreement (in such form as the Committee may specify) in which the Executive represents that the Shares acquired by him or her are being acquired for investment and not with a view to the sale or distribution thereof.

4. Income Taxes. Except as provided in the next sentence, the Company shall withhold and/or re-acquire a number of Shares having a Fair Market Value equal to the taxes that the Company determines it is required to withhold under applicable tax laws with respect to the Shares (with such withholding obligation determined based on any applicable minimum statutory withholding rates), in connection with the vesting of the Shares. In the event the Company cannot (under applicable legal, regulatory, listing or other requirements) satisfy such tax withholding obligation in such method, the Executive makes a Section 83(b) election pursuant to Section 4(a) below, or the parties otherwise agree in writing, then the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Executive to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Executive; and/or (iii) by allowing the Executive to surrender shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Executive for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount to be withheld is to be determined.

(a) Section 83(b) Election. The Executive hereby acknowledges that he may file an election pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Shares of Restricted Stock (less any purchase price paid for the Shares), provided that such election must be filed with the Internal Revenue Service not later than thirty (30) days after Award Date. The Executive will seek the advice of his or her own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Award of the Shares under federal, state, and any other laws that may be applicable. The Company and its affiliates and agents have not and are not providing any tax advice to the Executive.

5. Executive Bound by Plan. The Executive hereby acknowledges receipt of an e-mail from the Company which includes attachments containing copies of (a) the Plan, (b) the Prospectus relating to the Plan in connection with the registration of the Shares under the Securities Act of 1933, as amended, and (c) the Company’s current Prospectus relating to the DRP, and the Executive agrees to be bound by all the terms and provisions thereof. The Executive may request a hard copy of these documents by requesting a copy from the Company’s Human Resources Department. To the extent of any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan shall govern. All capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Plan.

6. Notices. Any notice hereunder to the Company shall be addressed to it at its office, Attention: F.N.B. Corporation, 3015 Glimcher Blvd., Hermitage, Pennsylvania 16148, c/o Human Resources Department, and any notice hereunder to the Executive shall be addressed to him at his address provided to the Company from time to time, subject to the right of either party to designate at any time hereafter in writing some other address.

7. Construction and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement, and shall not affect the interpretation of any of the provisions of this Agreement. In the event of any dispute or claim relating to or arising out of this Agreement, the Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Mercer County, Pennsylvania in accordance with the AAA’s National Rules for the Resolution of Employment Disputes. The Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

8. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, F.N.B. Corporation has caused this Restricted Stock Award Agreement to be executed on its behalf by its authorized officer and the Executive has executed this Restricted Stock Award Agreement, both as of the day and year first above written.

F.N.B. CORPORATION

By: /s/Vincent J. Calabrese
Vincent J. Calabrese, Chief Financial Officer

EXECUTIVE

By: /s/Vincent J. Delie, Jr.
Vincent J. Delie, Jr., Chief Executive Officer